Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 196 to the Registration Statement on Form N–1A of Fidelity Puritan Trust: Fidelity Puritan K6 Fund of our report dated October 14, 2021; Fidelity Puritan Fund, Fidelity Balanced Fund, and Fidelity Balanced K6 Fund of our report dated October 15, 2021, relating to the financial statements and financial highlights included in the August 31, 2021 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 21, 2021